July 2026 Revision

RPM INTERNATIONAL INC.

AND ITS SUBSIDIARIES AND OPERATING COMPANIES

INSIDER TRADING POLICY AND BLACKOUT RESTRICTIONS

It is and shall continue to be the policy of RPM International Inc. (“RPM”) and its subsidiaries (collectively with RPM, the “Company”) that they and their respective directors, officers and employees fully comply with the federal securities laws and Securities and Exchange Commission regulations as well as any obligations or trading restrictions imposed by any other regulatory body that governs buying, selling, or trading on information, including but not limited to the Commodity Futures Trading Commission.

Buying, selling or otherwise trading securities, or event-based contracts, prediction market instruments, or any contract whose value is derived from the performance of an underlying asset, index, event or rate that reference the company’s securities, business operations, or publicly reported metrics when you have material, nonpublic information (defined below) about the Company or in breach of your confidentiality or other fiduciary obligations is considered to be “insider trading” activity and is illegal and strictly prohibited. Violations of these prohibitions may subject you and RPM to severe civil and criminal penalties. In addition to responding to insider trading-related laws, this policy has been adopted to avoid even the appearance of improper conduct on the part of RPM or anyone employed or associated with the Company. We have worked hard over the years to establish our reputation for integrity and ethical conduct. We cannot afford to have it damaged.

Specific Restrictions on Trading Activities

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Neither the Company nor any director, officer or employee of the Company may purchase, sell , gift, donate, or otherwise trade in RPM Common Stock, or any other type of security that RPM may issue in the future (each a “Trade”) while in possession of material, nonpublic information about the Company.
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Neither the Company nor any director, officer or employee of the Company may enter into in any event-based contract, prediction market instrument, or any contract whose value is derived from the performance of an underlying asset(s), index, event(s) or rate(s) that reference the company’s securities, business operations, or publicly reported metrics (each a “Bet”) at any time, whether in possession of material, nonpublic information about the Company, or not.
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No director, officer or employee of the Company may disclose material, nonpublic information about the Company to others who may tTade, Bet, s or transact in the securities of any other company (“Third Party Trades”) that may be economically linked (defined below) to the Company.
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Note: Examples of prohibited Bets include placing bets on whether the Company will: (i) enter into a merger or acquisition; (ii) reach specific financial targets; (iii) launch new products; or (iv) incur regulatory fines.

July 2026 Revision

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Company directors, officers and employees are prohibited from disclosing material, nonpublic information to securities analysts and other market professionals unless public disclosure of such material information is made pursuant to a RPM-issued public press release or otherwise disclosed in accordance with applicable federal securities regulations.

Note: Directors, officers and employees also must not pass material, nonpublic information on to any third party, except within the scope of their duties. If you disclose material, nonpublic information to someone who then Trades, Third Party Trades, or Bets based on the information, both you and that person are liable under the federal securities laws. Penalties under the federal securities laws apply whether or not you benefit from that other person’s actions.

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Notwithstanding all other restrictions contained herein, the directors and officers of RPM and segment presidents and chief financial officers (collectively the “Restricted Group”), and any other individuals who receive the window closing notification email from the RPM General Counsel’s office informing them of the applicability of such a blackout period, may not Trade during such blackout period. Generally, blackouts begin on the fifth business day prior to the last day of a fiscal quarter and continue through the business day following the Company’s public announcement of earnings for that quarter. The Company will periodically distribute a notice with the relevant blackout dates to those individuals covered by these restrictions. Notwithstanding the foregoing, the Company may impose longer or additional blackout periods in the case of significant events that have not been publicly disclosed. RPM’s General Counsel may, in their sole discretion, provide for an exception to the aforementioned blackout dates, provided however that any director, officer or employee of the Company seeking such exception must provide advance written notice of their transaction to RPM’s General Counsel, and under no circumstances will such an exception be granted if such director, officer or employee of the Company is in possession of material nonpublic information about the Company at the time of such transaction. RPM’s General Counsel is under no obligation to approve any such exception.
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Directors and the officers of RPM who are subject to the requirements of Section 16 (collectively, the “Section 16 Group”) may not Trade, including but not limited to the creation of any trading plan or instructions to their broker , without first obtaining pre-clearance of the transaction from RPM’s General Counsel. See “Pre-Clearance Procedures for Members of the Section 16 Group” below.
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Members of the Section 16 Group may not donate or otherwise provide gifts of RPM Common Stock without first obtaining pre-clearance of the gift from RPM’s General Counsel as a gift is included in the definition of a Trade. See “Pre-Clearance Procedures for Members of the Section 16 Group” below.
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No member of the Restricted Group may hold RPM Common Stock in a margin account, or pledge RPM Common Stock as collateral for any loan.

July 2026 Revision

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No director, officer or employee of the Company may “short” RPM Common Stock (i.e., selling stock you do not own and borrowing the shares to make delivery) or buy or sell “puts” or “calls” on RPM Common Stock or other RPM securities.
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The policy and the trading restrictions contained herein apply to certain elections you may make under the 401(k) plan (not your schedule periodic contribution of money to the plan), including (a) the initial election to allocate funds to the Company stock fund, (b) an election to increase or decrease the percentage of your periodic contributions allocated to the Company stock fund, (c) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund, (d) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Company stock fund balance, and (e) an election to pre‑pay a plan loan if the pre‑payment will result in the allocation of loan proceeds to the Company stock fund. The above-described restrictions on 401(k) plan participants also apply to discretionary transactions in RPM Common Stock or the Company stock funds by participants in the RPM Deferred Compensation Plan. Note that with regard to items (d) and (e) above, RPM directors and officers are not permitted to borrow money against their 401(k) plan accounts.
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The policy does apply to your election to participate in the RPM employee stock purchase program or the to the purchase of additional share of RPM Common Stock pursuant to the Dividend Reinvestment Plan (“DRIP”) for any enrollment period, optional lump sum contributions not scheduled at the beginning of the applicable enrollment period, and to your sale of RPM Common Stock purchased pursuant to the plans.

Policy Exceptions

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This policy does not restrict the exercise of stock appreciation rights of RPM whereby shares of RPM Common Stock are effectively surrendered back to RPM upon such exercise, but this policy does apply to any open market sale of the shares of RPM Common Stock issued as a result of such exercise.
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This policy does not apply to mandatory sales of shares of RPM Common Stock by the Company on behalf of participants of certain Company equity compensation plans in order to pay projected tax liabilities of such participants in connection with distributions of RPM Common Stock from such plans.
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This policy does not apply to scheduled purchases of RPM Common Stock in the employee stock purchase plan or the purchase of additional shares of RPM Common Stock pursuant to the DRIP resulting from your periodic contribution of money to the plans pursuant to the election you made at the time of your enrollment in the plans. The policy also does not apply to the purchase of shares resulting from dividends reinvested pursuant to the DRIP.

July 2026 Revision

Pre-Clearance Procedures for Members of the Section 16 Group

Members of the Section 16 Group may not engage in any Trade without first obtaining pre-clearance of the transaction from RPM’s General Counsel. A request for pre-clearance should be submitted to RPM’s General Counsel at least two business days in advance of initiating the proposed transaction. The proposed transaction may not be initiated until pre-clearance is received. Requests for pre-clearance should be directed to RPM’s General Counsel and may be made in-person, telephonically, in writing, or via e-mail.

When a request for pre-clearance is made, the requesting person should carefully consider whether he or she may be aware of any material, nonpublic information about the Company or any of its subsidiaries, and should describe fully those circumstances to RPM’s General Counsel.

Subject to the other provisions of this policy (including the prohibition on engaging in any Trade while aware of material, nonpublic information), any transaction which is pre-approved shall be approved only for the shorter of two weeks or until the trading window closes again, or such shorter period of time specified by RPM’s General Counsel. While approval will not be unreasonably withheld, RPM’s General Counsel is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction. If approval is granted such person must still comply with Rule 144, which compliance may be facilitated by his or her broker. If a person requests pre-clearance and permission to engage in the transaction is denied, then such person must refrain from initiating any transaction in RPM Common Stock.

Additional Information and Definitions

The restrictions described in this policy apply to family members (and any other individuals) living in your household, partnerships in which you are a general partner, trusts of which you are a trustee and estates of which you are an executor (collectively, “Related Parties”). You are expected to be responsible for compliance by such Related Parties.

In order to guard against release of material, nonpublic information to market participants in a prohibited manner, all inquiries seeking information regarding RPM, its business and financial results, should be referred to RPM’s Chief Financial Officer and RPM’s Vice President of Investor Relations & Sustainability.

Avoiding liability for violations of insider trading rules requires consideration of these rules before making a Trade. You are responsible for complying with these rules and should consult with your advisor to the extent you deem appropriate. Any questions relating to this policy may be directed to RPM’s General Counsel .

A company is “economically linked” to the Company when material, nonpublic information about the Company could influence the market price of securities of that other Company.

July 2026 Revision

“Material information” is any information that a reasonable investor would consider important in making a decision to buy, sell or hold securities. Any information that could be expected to affect the Company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality. Rather, materiality is based on an assessment of all of the facts and circumstances and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, any development, whether or not arising from transactions in the ordinary course of business, that could reasonably be expected to result in a significant change in the condition, financial or otherwise, or in the earnings, management, business, results of operations or prospects of the Company could be considered material. Some examples of information that ordinarily would be regarded as material are:

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earnings information and quarterly results;

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guidance on earnings estimates;

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mergers, acquisitions, tender offers, joint ventures, or changes in assets;

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changes in control of the Company or changes in senior management;

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new products, contracts with suppliers, or developments regarding customers or suppliers having a significant financial impact (e.g., the acquisition or loss of a contract);

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changes in auditors or auditor notification that the issuer may no longer rely on an audit report;

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events concerning the Company’s physical assets;

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events regarding the Company’s securities (e.g., defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits or changes in dividends, changes to the rights of securityholders, public or private sales of additional securities or information related to any additional funding);

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bankruptcies or receiverships;

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cybersecurity incidents, including potentially vulnerabilities and breaches;

July 2026 Revision

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regulatory investigations or litigation-related developments involving the Company; and

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regulatory approvals or changes in regulations and any analysis of how they affect the Company.

“Material, nonpublic information” therefore is information that a reasonable investor would consider important in a decision to buy, sell or hold stock, but which is not generally known to the public.

“Security” or “securities” means any common stock, preferred stock, note, bond, debenture, or any option or warrant to acquire any of the foregoing. The insider trading rules apply to all RPM securities, held by a director, officer or employee of the Company or any of its subsidiaries whether or not the securities were acquired in any manner before or after employment, or before or after obtaining any inside information.

A suspected violation of this Policy can be reported to your immediate supervisor, Human Resources, or the Legal & Compliance department. Employees are also welcome to contact the Company’s Hotline to report their concerns to RPM. Allegations will be investigated thoroughly and objectively. For more information, refer to RPM’s Hotline and Non-Retaliation Policy. Any employee who violates any Policy, including the failure to report a Policy violation, or who directs or who knowingly permits a subordinate to violate a Policy or who engages in retaliatory actions may be subject to disciplinary action up to and including termination.